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            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

We hereby consent to the use in this Pre-Effective Amendment No. 1 (File Nos. 333-118408 and 811-21620) to the registration statement on Form N-4 (the "Registration Statement") of our report dated February 7, 2005 related to the 2003 balance sheet of Chase Insurance Life Company of New York and our reports dated April 23, 2004 and March 21, 2003, relating to the statutory financial statements of Zurich Life Insurance Company of New York which appear in such Registration Statement. We also consent to the reference to us under the headings "Services to the Separate Account" and "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Chicago, Illinois
February 10, 2005